FINANCING AGREEMENT
THIS FINANCING AGREEMENT (this “Agreement”) is made this 21st day of November, 2012, by and between MCG CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware (“Borrower”), and BANK OF AMERICA, N.A., a national banking association, its successors and assigns (“Lender”).
RECITALS
A.    Borrower is engaged in the business of making, and making and acquiring participations and assignments in, commercial senior, junior and unitranche secured and unsecured loans (collectively, the “Borrower Loans”, and each, a “Borrower Loan”) to third parties.
B.    Borrower has applied to Lender for a revolving credit facility in the maximum principal amount of Twenty Million Dollars ($20,000,000), as a liquidity backstop to pay for general corporate expenses incurred by Borrower in the ordinary course of its business.
C.    Lender is willing to make the credit facility available to Borrower upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms.
As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:
“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by Lender for the account of Borrower pursuant to agreement or overdrafts.
“Adjustment Date” has the meaning described in Section 7.5 (Assignments by Lender).
“Affiliate” means, with respect to any designated Person, any other Person, directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise. Anything herein to the contrary

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notwithstanding, the term “Affiliate” of Borrower shall not include any Person that constitutes a Portfolio Investment held by Borrower in the ordinary course of business (including any Loan Debtor).
“Agreement” means this Financing Agreement, as amended, restated, supplemented or otherwise modified in writing in accordance with the provisions of Section 7.2 (Amendments; Waivers).
"Approved Fund" means any Person (other than a natural Person) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (b) is administered or managed by Lender, an Affiliate of Lender or an entity or an Affiliate of an entity that administers or manages Lender.
“Asset Pool” means, the Senior Asset Pool or the Total Asset Pool.
“Assignee” means any Person to which Lender assigns all or any portion of its interests under this Agreement, any Commitment, and any Loan, in accordance with the provisions of Section 7.5 (Assignments by Lender), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor Laws.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, and (b) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “prime rate”. The “prime rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan”, when referring to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Base Rate.
“Borrower” is defined in the preamble of this Agreement.
“Borrower Loan” is defined in the Recitals of this Agreement.
“Borrower Loan Documents” means each Borrower Loan Note, loan agreement, guaranty, instrument, agreement or document previously, simultaneously or hereafter executed and delivered by a Loan Debtor, evidencing, securing, or guarantying a Borrower Loan, to the extent such documents are executed and delivered by a Loan Debtor.
“Borrower Loan Notes” means those certain promissory notes from a Loan Debtor in favor of Borrower, to the extent such a note issued by the applicable Loan Debtor.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State are authorized or required to close.
“Capital Lease” means with respect to any Person any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet of that Person; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.
“Cash Equivalents” means (a) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, Lender, any Affiliate of Lender, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, Lender and (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor’s Corporation (or its successor) or P-1 by Moody’s Investors Service, Inc. (or its successor) with maturities of six (6) months or less from the date of acquisition.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a

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fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)    during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the date of this Agreement as stated in the Preamble.
“Commitment” means the Revolving Credit Commitment, and “Commitments” means the collective reference to the Revolving Credit Commitment and the commitment for any loan, letter of credit, interest rate protection, foreign exchange risk, and other Credit Facility now or hereafter provided to Borrower by Lender under this Agreement.
“Compliance Certificate” means a periodic Compliance Certificate described in Section 5.1.1 (Financial Statements).
“Commonly Controlled Entity” means an entity, whether or not incorporated, which is in a controlled group with, or under common control with, or in an affiliated service group with, Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“Credit Facility” means the Revolving Credit Facility, and “Credit Facilities” means collectively the Revolving Credit Facility and any other loan, letter of credit, interest rate protection, foreign exchange risk, and other credit facilities now or hereafter extended under or secured by this Agreement.
“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.
“Default Rate” means an interest rate equal to the Interest Rate otherwise applicable to such Loan plus three percent (3%) per annum.
“Defaulted Obligation” means any Borrower Loan (a) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty two (32) consecutive days with respect to such debt (without regard to any grace period applicable

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thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such debt have accelerated all or a portion of the principal amount thereof as a result of such default; (b) as to which a default as to the payment of principal and/or interest has occurred and is continuing on another material debt obligation of the obligor under such debt which is senior or pari passu in right of payment to such debt; (c) as to which the obligor under such debt or others have instituted proceedings to have such obligor adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such obligor has filed for protection under Chapter 11 of the United States Bankruptcy Code; (d) as to which a default rate of interest has been and continues to be charged for more than 120 consecutive days, or foreclosure on collateral for such debt has been commenced and is being pursued by or on behalf of the holders thereof; or (e) that Borrower has otherwise declared to be a Defaulted Obligation or has otherwise exercised significant remedies following a default.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Dollar” and “$” mean lawful money of the United States.
“Eastern Time” means the time in the Eastern Time Zone of the United States whether standard time or daylight savings time is in effect.
“Eligible Loans” means each Unencumbered Borrower Loan made by Borrower, directly or through an assignment or participation to Borrower, to a Loan Debtor in the ordinary course of Borrower’s business which Borrower Loan (a) is evidenced by a credit or loan agreement that constitutes the legal, valid and binding obligation of the applicable Loan Debtor; and (b) in which Borrower has, subject to Transfer Limitations, the legal right to sell, transfer, assign and encumber such Borrower Loan; provided, however, that “Eligible Loans” shall not include the following:
(i)    Borrower Loans for which the Loan Debtor is Borrower’s Affiliate, officer, employee, or agent;
(ii)    Borrower Loans in which the Loan Debtor disputes liability, or makes a claim, in each case, for amounts of principal or interest due and owing on such Borrower Loan (other than a dispute or claim limited solely to the miscalculation of interest owed under such Borrower Loan);
(iii)    Borrower Loans in which the Loan Debtor (A) is subject to any proceeding under the Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief, or (B) becomes insolvent, or (C) goes out of business;
(iv)    Borrower Loans which are outstanding past the stated maturity date; or which constitute Defaulted Obligations;
(v)    Borrower Loans for which the applicable Borrower Loan Note (if such a note was issued by the applicable Loan Debtor) is not in the possession of Borrower or its designee (or any

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custodian) or is not freely assignable to Lender; provided that Transfer Limitations shall not render any Borrower Loan Note not freely assignable for the purpose of this clause;
(vi)    Borrower Loans owing from a Loan Debtor, whose total obligations under Borrower Loans by Borrower exceed twenty percent (20%) of each Asset Pool for the amounts that exceed that percentage; and
(vii)    Borrower Loans which are not in compliance with usury limits or consumer disclosure laws.
“Eligible Senior Loans” means Eligible Loans pursuant to which Borrower has a first priority perfected Lien in the Loan Debtor’s personal property and Borrower’s payment rights are not subordinated to those of any other Person.
“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of Lender in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Financing Documents, (b) the creation, collection, maintenance, preservation, defense or enforcement of all or any part of this Agreement or any of the other Financing Documents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Eurodollar Loan”, when referring to any Loan or borrowing, refers to whether such Loan or borrowing is bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Rate” means for any Interest Period, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made or continued and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.
“Event of Default” has the meaning described in Article VI (Default and Rights and Remedies).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender (including any of its successors, assigns or Participants) or required to be withheld or deducted from a payment to Lender (including any of its successors, assigns or Participants),

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(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment or (ii) Lender changes its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 7.19.1 hereof) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.
“Fees” means the collective reference to each fee payable to Lender under the terms of this Agreement or under the terms of any of the other Financing Documents.
“Financing Documents” means at any time collectively this Agreement, the Note, and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by Borrower and/or any other borrower, guarantor or loan party, singly or jointly with another borrower, guarantor or loan party, evidencing, securing or guarantying this Agreement, any Note, any of the Credit Facilities, and/or any of the Obligations.
“Fixed or Capital Assets” of a Person at any date means all assets which would, in accordance with GAAP consistently applied, be classified on the balance sheet of such Person as property, plant or equipment at such date.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.
“Immaterial Subsidiary” means each Subsidiary of Borrower that has no material operations and has de minimis assets.
“Increased Value” means, with respect to Eligible Loans, an amount equal to (a) the fair market value of all Eligible Loans, minus (b) the principal amount due to Borrower with respect to all Eligible Loans.
“Indebtedness” of a Person means at any date the total liabilities of such Person at such time determined in accordance with GAAP consistently applied.
“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof (the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to the Lien if such Person’s liability is limited to such value), (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person (the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to the Lien if such guaranty or indemnification is limited to such value); and (f) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Swap Contract; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP. Notwithstanding the foregoing, “Indebtedness for Borrowed Money” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment or (y) a commitment arising in the ordinary course of business to make Borrower Loans and Portfolio Investments.
“Indemnified Parties” has the meaning set forth in Section 7.19 (Indemnification).
"Indemnified Taxes" has the meaning described in Section 2.2.6 (Payments).
“Interest Payment Date” means, (a) with respect to Base Rate Loans, the last Business Day of each month and the Revolving Credit Expiration Date, and (b) with respect to Eurodollar Loans,

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the last day of each Interest Period applicable to such Loan and the Revolving Credit Expiration Date.
“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or continued and ending on the date one month thereafter; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Revolving Credit Expiration Date.
“Interest Rate” means, (a) for Base Rate Loans, an interest rate equal to the Base Rate plus two and one half of one percent (2.5%) and (b) for Eurodollar Loans, for each Interest Period, an interest rate equal to the Eurodollar Rate for such Interest Period plus three and one half of one percent (3.5%).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Income Tax Regulations issued thereunder.
“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.
“Lease Obligations” of a Person means for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.
“Liabilities” means at any date all liabilities that in accordance with GAAP consistently applied should be classified as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries.
“Lien” means any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien, financing statement, hypothecation, provision in any instrument or other document for confession of judgment, cognovit or other similar right or other remedy, claim, charge, control over or interest of any kind in real or personal property securing any indebtedness, duties, obligations, and liabilities owed to, or claimed to be owed to, a Person, all whether perfected or unperfected, avoidable or unavoidable, based on the common law, statute or contract or otherwise, including, without limitation, any conditional sale or other

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title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, excluding the precautionary filing of any financing statement by any lessor in a true lease transaction, by any bailor in a true bailment transaction or by any consignor in a true consignment transaction under the Uniform Commercial Code of any jurisdiction or the agreement to give any financing statement by any lessee in a true lease transaction, by any bailee in a true bailment transaction or by any consignee in a true consignment transaction.
“Loan” means the Revolving Loan, and “Loans” means the collective reference to the Revolving Loan and any other loans made by Lender to Borrower under this Agreement.
“Loan Debtors” means each Person now or hereafter obligated to make payments to Borrower in connection with an Eligible Loan (until such Eligible Loan is repaid in full).
“Loan Notice” has the meaning described in Section 2.1.2 (Procedure for Making Advances).
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, or financial condition of Borrower and its subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower to perform its obligations under any Financing Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Financing Document.
“Material Subsidiary” means each Subsidiary of Borrower other than Immaterial Subsidiaries.
“Maximum Rate” has the meaning described in Section 2.2.5 (Maximum Interest Rate).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA or otherwise has any liability, contingent or otherwise.
“Note” means the Revolving Credit Note, and “Notes” means collectively the Revolving Credit Note and any other promissory note which may from time to time evidence all or any portion of the Obligations.
“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of Borrower to Lender under, arising pursuant to, and/or on account of the provisions of this Agreement, each Note, and/or any of the other Financing Documents, the Loans, and/or any of the Credit Facilities including, without limitation, the principal of, and interest on, each Note, late charges, the Fees, Enforcement Costs, and prepayment fees (if any).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

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“Origination Fee” has the meaning described in Section 2.2.3 (Origination Fee).
“Participant” has the meaning described in Section 7.6 (Participations by Lender).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Liens” means: (a) Liens for Taxes which are not delinquent or which are being diligently contested in good faith and by appropriate proceedings, and adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) deposits or pledges to secure obligations under workers’ compensation, unemployment insurance, social security or similar laws, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, trade contracts and leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting investments permitted by Section 5.2.5; (d) Liens securing the Obligations; or (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;  (f) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; (g) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any material respect the ordinary course conduct of the business of Borrower and its Subsidiaries; (h) purchase money Liens on specific equipment and fixtures provided that (i) such Liens only attach to such equipment and fixtures, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of such equipment and fixtures at the time of the acquisition thereof, and (iii) the Indebtedness secured thereby is permitted under Section 5.2.4(h); (i) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business; (j) judgment Liens to the extent the entry of such judgment does not constitute a Default or an Event of Default under the terms of this Agreement; (k) carriers’, warehousemen’s, mechanics’ and other similar liens imposed by law, arising in the ordinary course of business; (l) leases or subleases permitted pursuant to this Agreement, and (m) such other Liens, if any, as are set forth on Schedule 1.1.1 attached hereto and made a part hereof.
“Permitted Uses” means the payment of working capital expenses incurred in the ordinary course of Borrower’s business and for general corporate purposes, including without limitation making, buying and selling investments and providing capital and advisory services to companies and any business ancillary or incidental thereto.

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“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority, or any other organization or entity.
“Plan” means any pension plan within the meaning of Section 3(2) of ERISA that is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA or otherwise has a liability, contingent or otherwise, other than a Multiemployer Plan.
“Portfolio Investment” means any investment held by Borrower in its asset portfolio.
“Portfolio Loan Assets” means Borrower’s rights, title and interest in, to, and under, the Borrower Loans and the Borrower Loan Documents.
“Prepayment” means a Revolving Loan Mandatory Prepayment or a Revolving Loan Optional Prepayment, as the case may be, and “Prepayments” mean collectively all Revolving Loan Mandatory Prepayments and Revolving Loan Optional Prepayments.
“Proceeds” has the meaning described in the Uniform Commercial Code as in effect from time to time.
“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.
“Responsible Officer” means the chief executive officer of Borrower or the president of Borrower or, with respect to financial matters, the chief financial officer of Borrower or the corporate controller of Borrower.
“Restricted Payment” means (a) any dividend or other distribution direct or indirect, on account of any shares (or equivalent) of any class of equity interests of Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of equity interests of Borrower, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity interests of Borrower, now or hereafter outstanding,
“Revolving Credit Commitment” means the agreement of Lender relating to the making of the Revolving Loan and advances thereunder subject to and in accordance with the provisions of this Agreement.
“Revolving Credit Commitment Period” means the period of time from the Closing Date to the Business Day preceding the Revolving Credit Termination Date.

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“Revolving Credit Committed Amount” has the meaning described in Section 2.1.1 (Revolving Credit Facility).
“Revolving Credit Expiration Date” means November 21, 2014.
“Revolving Credit Facility” means the facility established by Lender pursuant to Section 2.1 (Revolving Credit Facility).
“Revolving Credit Note” has the meaning described in Section 2.1.4 (Revolving Credit Note).
“Revolving Credit Termination Date” means the earlier of (a) the Revolving Credit Expiration Date, or (b) the date on which the Revolving Credit Commitment is terminated pursuant to Section Section 6.2 (Remedies) or otherwise.
“Revolving Credit Unused Line Fee” and “Revolving Credit Unused Line Fees” have the meanings described in Section 2.1.6 (Revolving Credit Unused Line Fee).
“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Credit Facility).
“Revolving Loan Mandatory Prepayment” and “Revolving Loan Mandatory Prepayments” have the meanings described in Section 2.1.7 (Quarterly Clean Up).
“Revolving Loan Optional Prepayment” and “Revolving Loan Optional Prepayments” have the meanings described in Section 2.1.5 (Prepayments of Revolving Loan).
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.
“SBIC Fund” means (a) Solutions Capital G.P., LLC, Solutions Capital I, L.P. and Solutions Capital II, L.P.; and (b) any subsidiary that is a “small business investment company” licensed by the SBA (or that has applied for such license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted under the Small Business Investment Act of 1958, as amended) (an “SBIC”), and any subsidiary that is the advisor or manager of any subsidiary that is an SBIC.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Senior Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the Senior Asset Pool, to (b) the outstanding principal balance of the Revolving Loan.

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“Senior Asset Pool” means, as of any date of determination, the sum of (a) Borrower’s Unencumbered cash and Cash Equivalents, plus (b) the sum of the aggregate Value of each Eligible Senior Loan; provided, however that the Value of Eligible Senior Loans shall not include any payment-in-kind interest with respect to such Eligible Senior Loans to the extent that such payment-in-kind interest exceeds five percent (5%) of the Senior Asset Pool for the amounts that exceed such percentage.
“State” means the Commonwealth of Virginia.
“Structured Subsidiary” means (a) MCG Finance VII, LLC and MCG Commercial Loan Trust 2006-1 and (b) any direct or indirect subsidiary of Borrower which engages in no material activities other than the purchase, holding or financing of assets and which is designated by Borrower as a “Structured Subsidiary”, including, without limitation, any entity that is formed for the purpose of holding the equity of one or more Portfolio Investments.

“Subsidiary” means any corporation the majority of the voting shares of which at the time are owned directly by Borrower and/or by one or more Subsidiaries of Borrower. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any SBIC Fund, any Structured Subsidiary, or any Person that constitutes a Portfolio Investment held by Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of Borrower.
“Swap Contract” means any document, instrument or agreement between Borrower and Lender or any affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.
“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on Borrower or any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.
“Total Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the Total Asset Pool, to (b) the outstanding principal balance of the Revolving Loan.
“Total Asset Pool” means, as of any date of determination, the sum of (a) Borrower’s Unencumbered cash and Cash Equivalents, plus (b) the sum of the aggregate Value of each Eligible Loan; provided, however that the Value of Eligible Loans shall not include any payment-in-kind interest with respect to such Eligible Loans to the extent that such payment-in-kind interest exceeds five percent (5%) of the Total Asset Pool for the amounts that exceed such percentage.

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“Transfer Limitations” means any of the following restrictions on customary and market based terms: (a) restrictions pursuant to which assignments may be subject to the consent of the obligor or issuer or agent so long as the applicable provision also provides that such consent may not be unreasonably withheld, (b) restrictions on transfer to parties that are not ‘eligible assignees’ within the customary and market based meaning of the term provided that Bank of America, N.A. shall not be excluded from such definition of ‘eligible assignees’, (c) restrictions on transfer to the applicable obligor or debtor or its equity holders or financial sponsor entities and (d) restrictions on transfers, assignments or participations to competitors or affiliates of competitors.
“Unencumbered” when used to describe assets of any Person, means only such assets that are not (a) subject to any Lien (other than Liens specified in clauses (a), (b) and (f) of "Permitted Liens", as defined in Section 1.1) in favor of any Person other than Lender, (b) other than the Transfer Limitations, subject to any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a Lien in or upon, or encumbering such assets, (c) designated as collateral to secure any obligations other than the Obligations, or (d) used to satisfy liquid asset requirements for any obligations other than the Obligations.
“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.
“Value” means, with respect to Eligible Loans, the sum of (a) the lesser of (i) the principal amount owed by a Loan Debtor with respect to such Eligible Loan, or (ii) the fair market value of such Eligible Loan plus (b) up to Two Million Dollars ($2,000,000) of any Increased Value. “Value”, for the purposes of calculating the Asset Pools, is determined as of the end of the immediately preceding fiscal quarter (after taking any activity on the applicable Borrower Loan during the interim period into account), or, in the case of a new Borrower Loan, as of the date such Borrower Loan is made or acquired by (or assigned to) Borrower, and shall be as specified, absent manifest error, in the certificate delivered by Borrower under Section 5.1.1(c).
“Wholly Owned Subsidiary” means any domestic United States corporation, all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by Borrower and/or by one or more Wholly Owned Subsidiaries of Borrower.
Section 1.2    Accounting Terms and Other Definitional Provisions.
Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP, as consistently applied to the applicable Person. Notwithstanding anything to the contrary contained herein, the calculation of Value for purposes of the monthly asset coverage certificates shall be determined in accordance with

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GAAP or, for any monthly period ending on a date that is not the end of a fiscal quarter of Borrower, Borrower’s internal accounting practices (consistently applied). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.
Section 1.3    Other Interpretive Terms.
Any requirement under this Agreement that requires the determination, judgment or discretion of Lender (or any concept of similar import) shall require Lender to make such determination, judgment or discretion (or any concept of similar import) in good faith. Wherever the phrase "to the knowledge of Borrower" or “to Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or any other Financing Document, such phrase shall mean and refer to the actual knowledge, after reasonable investigation, of a Responsible Officer of Borrower. All references to the “payment in full” of the Obligations or “as long as any of the Obligations shall be outstanding” or words of similar import shall mean to exclude any inchoate indemnity obligations, expense reimbursement obligations which, by their terms, are to survive the termination of the Financing Documents, cash management services, foreign exchange risk, interest rate protection or letters of credit. All references to the payment of fees and expenses of Lender (other than counsel fees and expenses) shall mean the reasonable and documented out-of-pocket fees; and, with respect to the fees and expenses of counsel of Lender, shall mean the reasonable and documented fees and out-of-pocket expenses of one outside counsel for Lender and of other special and local counsel, if any, engaged by Lender.

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ARTICLE II
THE CREDIT FACILITIES
Section 2.1    The Revolving Credit Facility.

2.1.1	Revolving Credit Facility.
(a)    Subject to and upon the provisions of this Agreement, Lender establishes a revolving credit facility in favor of Borrower. The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”. The principal amount of Twenty Million Dollars ($20,000,000) is the “Revolving Credit Committed Amount”.
(b)    During the Revolving Credit Commitment Period, Borrower may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement provided that after giving effect to Borrower’s request the aggregate outstanding principal balance of the Revolving Loan would not exceed the Revolving Credit Committed Amount.
(c)    Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.
(d)    Subject to Section 2.1.10, each advance shall be constituted entirely of Base Rate Loans or of Eurodollar Loans. Each Loan shall be denominated in Dollars.

2.1.2	Procedure for Making Advances Under the Revolving Loan.
Borrower may borrow under the Revolving Credit Facility on any Business Day. Advances under the Revolving Loan shall be deposited to a demand deposit account of Borrower with Lender (or an Affiliate of Lender) or shall be otherwise applied as directed by Borrower, which direction Lender may require to be in writing. No later than 10:00 a.m. (Eastern Time) at least three (3) Business Days prior to the date of the requested borrowing, Borrower shall give Lender oral or written notice (a “Loan Notice”) of the amount and (if requested by Lender) the purpose of the requested borrowing. Any oral Loan Notice shall be confirmed in writing by Borrower within three (3) Business Days after the making of the requested advance under the Revolving Loan. Each Loan Notice shall be irrevocable.

2.1.3	Lender Protection Loans.
Borrower hereby irrevocably authorizes Lender at any time during the continuance of an Event of Default, without further request from or notice to Borrower, to make advances under the Revolving Loan, which Lender, in its sole and absolute discretion, deems necessary or appropriate to protect the interests of Lender, including, without limitation, principal of, and/or interest on, the Loan, the Obligations, and/or Enforcement Costs, prior to, on, or after the termination of other advances under this Agreement, regardless of whether the outstanding principal amount of the Revolving Loan that Lender may advance or reserve hereunder exceeds the Revolving Credit Commitment.

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2.1.4	Revolving Credit Note.
The obligation of Borrower to pay the Revolving Loan, with interest, shall be evidenced by a promissory note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Revolving Credit Note”) substantially in the form of EXHIBIT A attached hereto and made a part hereof, with appropriate insertions.

2.1.5	Prepayments of Revolving Loan.
Borrower shall have the option, at any time and from time to time, to prepay (each a “Revolving Loan Optional Prepayment” and collectively the “Revolving Loan Optional Prepayments”) the Revolving Loan, in whole or in part without premium or penalty.

2.1.6	Revolving Credit Unused Line Fee.
Borrower shall pay to Lender a revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”), payable quarterly in arrears, in an amount equal to one percent (1%) per annum of the average daily unused and undisbursed portion of the Revolving Credit Committed Amount in effect from time to time accruing during each calendar quarter. The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid by Borrower to Lender by the tenth (10th) day of each calendar quarter, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.

2.1.7	Quarterly Clean-up.
Borrower shall maintain a zero balance on the Revolving Loan, tested as of the last day of each calendar quarter, for a period of at least five (5) consecutive days during each calendar quarter. Borrower shall make mandatory prepayments (each a “Revolving Loan Mandatory Prepayment” and collectively, the “Revolving Loan Mandatory Prepayments”) of the Revolving Loan in such amounts to the extent necessary to achieve compliance with the provisions of this Section.

2.1.8	Interest.
(a)    Subject to the provisions of Section 2.1.8(b), the Obligations shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Interest Rate.
(b)    If any Obligations are not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(c)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

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(d)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any bankruptcy proceeding.

2.1.9	Illegality.
If Lender determines that any change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower (which notice shall specify in reasonable detail the reason for Lender exercising its rights under this Section 2.1.9),  any obligation of Lender to make or continue Eurodollar Loans shall be converted to an obligation to make Base Rate Loans (at the Base Rate) until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.

2.1.10	Inability to Determine Rates.
If Lender determines that for any reason in connection with any request for a Loan, prior to disbursing such Loan, that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower (which notice shall specify in reasonable detail the reason for Lender exercising its rights under this Section 2.1.10) and until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, the obligation of Lender to make or maintain Eurodollar Loans shall be converted to an obligation to make Base Rate Loans (at the Base Rate).

2.1.11	Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the Eurodollar Rate); or
(ii)    subject Lender to any Taxes (other than Taxes which are the subject of Section 2.2.6) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii)    impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to Lender of making, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of Lender or the Loans made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 2.1.11 shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.1.12	Compensation for Losses.
Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any actual loss, cost or expense incurred by it as a result of:
(a)    any continuation, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory,

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automatic, by reason of acceleration, or otherwise, other than as a result of Lender exercising any of its rights under Section 2.1.10 or 2.1.11); or
(b)    any failure by Borrower to prepay, borrow, or continue any Eurodollar Loan on the date or in the amount notified by Borrower (other than as a result of Lender exercising any of its rights under Section 2.1.10 or 2.1.11);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

2.1.13	Mitigation Obligations.
If Lender requests compensation under Section 2.1.11, or requires Borrower to pay any additional amounts to Lender or any Governmental Authority for the account of Lender, or if Lender gives a notice pursuant to Section 2.1.9, then at the request of Borrower, Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.1.11 or to any Governmental Authority for the account of Lender, in the future, or eliminate the need for the notice pursuant to Section 2.1.9, as applicable, and (ii) in each case, would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
Section 2.2    General Financing Provisions.

2.2.1	Borrower’s Representatives.
Lender is hereby irrevocably authorized by Borrower to make advances under the Loans to Borrower pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of Borrower on file with Lender and also upon the written, oral or telephone request of anyone of the Persons who is from time to time an officer or employee of Borrower whom a Responsible Officer from time to time authorizes in writing to do so. Absent manifest error, Lender assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between Lender and Borrower in connection with the Credit Facilities, any Loan, or any other transaction in connection with the provisions of this Agreement.

2.2.2	Use of Proceeds of the Loans.
The proceeds of each advance under the Revolving Loan shall be used by Borrower for Permitted Uses, and for no other purposes except as may otherwise be agreed by Lender in writing.

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2.2.3	Origination Fee.
Borrower shall pay to Lender on or before the Closing Date a loan origination fee (the “Origination Fee”) in the amount of Two Hundred Thousand Dollars ($200,000), which fee has been fully earned and is non-refundable.

2.2.4	Computation of Interest and Fees.
All applicable Fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.2.5	Maximum Interest Rate.
In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then Borrower shall, to the extent permitted by applicable law, pay Lender, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, and if there are no Obligations outstanding, Lender shall refund to Borrower such excess.

2.2.6	Payments.
(a)    All payments of the Obligations, including, without limitation, principal, interest, Prepayments, and Fees, shall be paid by Borrower without setoff, recoupment or counterclaim to Lender in immediately available funds not later than 3:00 p.m. (Eastern Time) on the due date of such payment. All payments received by Lender after such time shall be deemed to have been received by Lender for purposes of computing interest and Fees and otherwise as of the next Business Day. Payments shall not be considered received by Lender until such payments are paid to Lender in immediately available funds either wired to an account designated by Lender or otherwise made at Lender’s office in Rockville, Maryland or at such other location as Lender may at any time and from time to time notify Borrower.
(b)    Notwithstanding anything to the contrary in Section 2.2.6(a), if Borrower shall be required by any applicable Laws to withhold or deduct any Taxes from any payment,

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then (A) Borrower may withhold or make such deductions, and (B) to the extent that the withholding or deduction is made on account of Taxes which are not Excluded Taxes (the "Indemnified Taxes"), the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions, Lender receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.
(c)    If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2.6, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of Lender, shall repay to Lender the amount paid over pursuant to this Section 2.2.6(c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.2.6(c), in no event will Lender be required to pay any amount to Borrower pursuant to this Section 2.2.6(c) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

2.2.7	Setoff.
Without implying any limitation on any other rights Lender may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, Lender may at any time and from time to time, without notice to Borrower, set off, appropriate and apply any and all monies and other property of Borrower and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender, and/or any Affiliate of Lender, from or for the account of, Borrower, and any and all deposit accounts (general or special) and credits of Borrower, if any, with Lender or any Affiliate of Lender, at any time existing, excluding any deposit accounts held by Borrower in its capacity as trustee for other Persons, against all Obligations then outstanding (whether or not then due), all in such order and manner as shall be determined by Lender in its sole and absolute discretion.

2.2.8	Reserved.

2.2.9	ACH Transactions and Swap Contracts.
Borrower acknowledges and agrees that the obtaining of ACH Transactions and Swap Contracts from Lender or its Affiliates is in the sole and absolute discretion of Lender or its Affiliates.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties.
Borrower represents and warrants to Lender, as follows:

3.1.1	Subsidiaries.
As of the date hereof, Borrower has the Subsidiaries listed on Schedule 3.1.1 attached hereto and made a part hereof and no others. As of the date hereof, each of the Subsidiaries is a Wholly Owned Subsidiary except as shown on Schedule 3.1.1, which correctly indicates the nature and amount of Borrower’s ownership interests therein.

3.1.2	Existence.
Borrower (a) is a Registered Organization under the laws of the State of Delaware, (b) is in good standing under the laws of the State of Delaware, (c) has the power to own its property and to carry on its business as now being conducted, and (d) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary (except to the extent that failure to so qualify could not reasonably be expected to have a Material Adverse Effect). Borrower is organized under the laws of only one (1) jurisdiction.

3.1.3	Power and Authority.
Borrower has full power and authority to execute and deliver this Agreement, the other Financing Documents to which it is a party, to make the borrowings under this Agreement, and to incur and perform the Obligations whether under this Agreement, the other Financing Documents or otherwise, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners or any creditors of Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, the other Financing Documents, or the performance by Borrower of the Obligations (in each case, other than those consents or approvals that have been obtained).

3.1.4	Binding Agreements.
This Agreement and the other Financing Documents executed and delivered by Borrower have been properly executed and delivered and constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and general principles of equity regardless of whether applied in a proceeding in equity or at law.

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3.1.5	No Conflicts.
Neither the execution, delivery and performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by Borrower nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by (a) Borrower’s organizational or governing documents, (b) any existing mortgage, indenture, contract or agreement binding on Borrower or affecting its property, or (c) any Laws.

3.1.6	No Defaults, Violations.
(a)    No Default or Event of Default has occurred and is continuing.
(b)    Neither Borrower nor any of its Subsidiaries is in default under or with respect to any obligation under any existing mortgage, indenture, contract or agreement binding on it or affecting its property in any respect which could reasonably be expected to result in a Material Adverse Effect.

3.1.7	Compliance with Laws.
Neither Borrower nor any of its Subsidiaries is in violation of any applicable Laws or order, writ, injunction, decree or demand of any court, arbitrator, or any Governmental Authority affecting Borrower or any of its properties, the violation of which, considered in the aggregate, which could reasonably be expected to result in a Material Adverse Effect.

3.1.8	Margin Stock.
Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System.

3.1.9	Litigation.
Except as otherwise disclosed on Schedule 3.1.9 attached hereto and made a part hereof, there are no proceedings, actions or investigations pending or, so far as Borrower knows, threatened before or by any court, arbitrator or any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, would have a Material Adverse Effect.

3.1.10	Financial Condition.
The consolidated financial statements of Borrower dated September 30, 2012, are complete and correct and fairly present in all material respects the financial position and results of operations and cash flows of Borrower and its consolidated subsidiaries as of the end of the applicable period in accordance with GAAP applied on a consistent basis throughout the period involved, subject to year-end adjustments and the absence of footnotes. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower or its Subsidiaries as of the date of

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such financial statements that are not reflected therein or in the notes thereto. Since the date of the last audited financial statements provided by Borrower to Lender, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Except as specified on Schedule 3.1.10, as of the date hereof, Borrower has not guaranteed the obligations of, or made any investment in or advances to, any Person, except (i) as disclosed in such financial statements and (ii) for such guarantees, investments or advances that are no longer outstanding.

3.1.11	Full Disclosure.
The financial statements referred to in Section 3.1.10 (Financial Condition), the Financing Documents (including, without limitation, this Agreement), and the statements, reports or certificates furnished by Borrower in connection with the Financing Documents (other than forward looking information relating to third parties and information of a general economic or general industry nature) do not (when taken as a whole and after giving effect to all written updates provided to Lender from time to time) contain any untrue statement of a material fact and do not omit any material fact necessary to make the statements contained therein at the time made (when taken as a whole and after giving effect to all written updates provided to Lender from time to time) not misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact known to Borrower which Borrower has not disclosed to Lender in writing prior to the date of this Agreement with respect to the transactions contemplated by the Financing Documents that could reasonably be expected to have a Material Adverse Effect. The pro forma financial statements provided by Borrower hereunder were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s good faith estimate of its future financial condition and performance (it being recognized by Lender that such projections as to future events are not viewed as facts and that actual results during the period or periods covered thereby may differ from projected results).

3.1.12	Indebtedness for Borrowed Money.
As of the Closing Date, except for the Obligations and except as set forth in Schedule 3.1.12 attached hereto and made a part hereof, Borrower has no Indebtedness for Borrowed Money.

3.1.13	Taxes.
Each of Borrower and its Subsidiaries has filed all federal, state and other material returns, reports and forms for Taxes that, to the knowledge of Borrower, are required to be filed, and has paid all federal, state and other material Taxes as shown on such returns or on any assessment received by it, to the extent that such Taxes have become due, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower, such Taxes are not the subject of any Liens other than Permitted Liens, and adequate reserves therefore have been established as

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required under GAAP. All tax liabilities of Borrower were as of the date of audited financial statements referred to in Section 3.1.10 (Financial Condition), and are now, adequately provided for on the books of Borrower or its Subsidiaries, as appropriate. No tax liability has been asserted in writing by the Internal Revenue Service or any state or local authority against Borrower for Taxes in excess of those already paid.

3.1.14	ERISA.
With respect to any Plan or Multiemployer Plan that is maintained or contributed to by Borrower and/or by any Commonly Controlled Entity or as to which Borrower and/or any Commonly Controlled Entity retains material liability, contingent or otherwise, except as would not reasonably be likely to result in a Material Adverse Effect (whether individually or in the aggregate): (a) each Plan has satisfied the minimum funding standards set forth in Internal Revenue Code §412 and ERISA §302; (b) no Reportable Event has occurred other than events for which reporting has been waived; (c) no termination of any Plan has occurred; (d) neither Borrower nor any Commonly Controlled Entity has incurred a “complete withdrawal” within the meaning of ERISA § 4203 from any Multiemployer Plan; (e) neither Borrower nor any Commonly Controlled Entity has incurred a “partial withdrawal” within the meaning of ERISA § 4205 with respect to any Multiemployer Plan; (f) no Multiemployer Plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute is insolvent, in “reorganization” or in "endangered" or "critical status" within the meaning of ERISA nor has notice been received by Borrower or any Commonly Controlled Entity that such a Multiemployer Plan will be made insolvent or placed in “reorganization”, "endangered" or "critical status"; and (g) no Plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute is or is expected to be in "at risk" status within the meaning of Internal Revenue Code §430.

3.1.15	Title to Properties.
Borrower has valid and defensible title to or a valid leasehold interest in all of its properties material to its business, except where the failure to do so would not be reasonably be expected to result in a Material Adverse Effect.

3.1.16	Employee Relations.
Hours worked and payments made to the employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect. There are no collective bargaining agreements covering the employees of Borrower as of the Closing Date and Borrower has not suffered any strikes, walkouts, or work stoppages where a majority of the employees refused to work during normal business hours within the last five years.

3.1.17	OFAC.
Neither Borrower, nor any of its Subsidiaries, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated

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Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including Lender) of Sanctions.

3.1.18	Borrower Loan Documents.
Borrower has made commercially reasonable efforts to authenticate the identity of each Loan Debtor and to verify material information provided by the Loan Debtor in connection with each Eligible Loan. Based on such authentication and verification, Borrower represents and warrants to the best of its knowledge that (i) each Loan Debtor had full legal capacity to execute and deliver all loan documents evidencing the Eligible Loan made to such Loan Debtor and (ii) each loan document evidencing each Eligible Loan is the legal, valid and binding obligation of the applicable Loan Debtor and is enforceable in accordance with its terms.

3.1.19	Originating Eligible Loans.
In originating each Eligible Loan, Borrower has, to the best of its knowledge, complied in all material respects with all applicable Laws, including without limitation, the Small Business Investment Act of 1958, as amended, and securities, usury, truth-in-lending, equal credit opportunity, fair credit reporting, licensing or other similar laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1    Conditions to the Initial Advance.
The making of the initial advance under the Loans is subject to the fulfillment on or before the Closing Date of the following conditions precedent in a manner satisfactory in form and substance to Lender:

4.1.1	Organizational Documents - Borrower.
Lender shall have received:
(a)    a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of Borrower;
(b)    a certified copy from the appropriate Governmental Authority under which Borrower is organized, of Borrower’s organizational documents and all recorded amendments thereto;
(c)    certificates of qualification to do business certified by the Secretary of State of the State of Delaware and the Commonwealth of Virginia; and

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(d)    a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of Borrower covering:
(i)    true and complete copies of Borrower’s organizational and governing documents and all amendments thereto;
(ii)    true and complete copies of the resolutions of its Board of Directors authorizing (A) the execution, delivery and performance of the Financing Documents to which it is a party and (B) the borrowings hereunder;
(iii)    the incumbency, authority and signatures of the officers of Borrower authorized to sign this Agreement and the other Financing Documents to which Borrower is a party; and
(iv)    the identity of Borrower’s current directors.

4.1.2	Opinion of Borrower’s Counsel.
Lender shall have received the favorable opinion of counsel for Borrower addressed to Lender.

4.1.3	Consents, Licenses, Approvals, Etc.
Lender shall have received copies of all consents, licenses and approvals, required in connection with the execution, delivery, performance, validity and enforceability of the Financing Documents, and such consents, licenses and approvals shall be in full force and effect.

4.1.4	Note.
Lender shall have received the Revolving Credit Note conforming to the requirements hereof and executed by a Responsible Officer of Borrower and attested by a duly authorized representative of Borrower.

4.1.5	Financing Documents.
Borrower shall have executed and delivered the Financing Documents to be executed by it.

4.1.6	Other Documents, Etc.
Lender shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the transactions contemplated hereby as may have been reasonably requested by Lender.

4.1.7	Payment of Fees.
Lender shall have received payment of any Fees due on or before the Closing Date.

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4.1.8	Insurance Certificate.
Lender shall have received an insurance certificate in accordance with the provisions of Section 5.1.8 (Insurance).

4.1.9	Initial Audit.
Lender shall have completed its initial inspection of Borrower’s assets and books and records with results satisfactory to Lender in its sole and absolute discretion.

4.1.10	Due Diligence.
Lender shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to Lender, and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it has requested including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other agreements with employees, the annual (or other audited) financial statements of Borrower and its Subsidiaries and interim financial statements of Borrower and its Subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available. All of the information made available to Lender prior to the Closing Date shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by Lender regarding Borrower and its Subsidiaries that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Credit Facilities.
Section 4.2    Conditions to all Extensions of Credit.
The making of all advances under the Loans is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to Lender:

4.2.1	Reserved.

4.2.2	Default.
There shall exist no Event of Default or Default hereunder.

4.2.3	Representations and Warranties.
The representations and warranties of Borrower contained among the provisions of this Agreement shall be true in all material respects as of the date of such advance, except that the representations and warranties which relate to financial statements which are referred to in Section 3.1.10 (Financial Condition), shall be deemed to cover financial statements furnished from time to time to Lender pursuant to Section 5.1.1 (Financial Statements) and representations and warranties that refer to a specific date shall be true and correct in all material respects as of such date.

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4.2.4	Material Adverse Effect.
No Material Adverse Effect shall have occurred.

4.2.5	Asset Coverage.
Lender shall have determined in its reasonable discretion that (a) the Total Asset Coverage Ratio, tested as of the day such Loan is requested and made on a pro-forma basis for the calendar month in which such Loan is requested and made, is greater than or equal to 4.00:1.00 and (b) the Senior Asset Coverage Ratio, tested as of the day such Loan is requested and made on a pro-forma basis for the calendar month in which such Loan is requested and made, is greater than or equal to 3.00:1.00.
ARTICLE V
COVENANTS OF BORROWER
Section 5.1    Affirmative Covenants.
So long as any of the Obligations (or any the Commitments therefore) shall be outstanding hereunder, Borrower agrees with Lender as follows:

5.1.1	Financial Statements.
Borrower shall furnish to Lender:
(a)    Annual Statements and Certificates. Borrower shall furnish to Lender as soon as available, but in no event more ninety (90) days after the close of each fiscal year of Borrower, (2) a copy of the annual audited financial statement in reasonable detail satisfactory to Lender relating to Borrower and its subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants of national standing, which financial statement shall include a consolidated balance sheet of Borrower and its subsidiaries as of the end of such fiscal year and consolidated statements of operations, cash flows and changes in net assets of Borrower and its subsidiaries for such fiscal year, and (2) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B prepared by a Responsible Officer of Borrower, provided that the requirements set forth in this clause (a) may be fulfilled by providing to Lender the report filed by Borrower with the SEC on Form 10-K for the applicable fiscal year.
(b)    Quarterly Statements and Certificates. Borrower shall furnish to Lender as soon as available, but in no event more than forty-five (45) days after the close of Borrower’s first three fiscal quarters of each year, consolidated balance sheets of Borrower and its subsidiaries as of the close of such period, consolidated statements of operations, cash flows and changes in net assets for such period, and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B, each prepared by a Responsible Officer of Borrower, all as prepared and certified by a Responsible Officer of Borrower, provided that the requirements set forth in this clause (b) may be fulfilled by providing to Lender the report filed by Borrower with the SEC on Form 10-Q for the applicable fiscal quarter.

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(c)    Monthly Asset Coverage Certificates. Borrower shall furnish to Lender as soon as available, in any event (i) in the case of monthly asset coverage certificates covering the months of December and January, by the next March 15, (ii) in the case of monthly asset coverage certificates covering the months of March, June and September, no more than forty-five (45) days after the end of such calendar month, and (iii) in the case of monthly asset coverage certificates covering all other months, no more than forty (40) days after the end of such calendar month, a certificate including a calculation of the Total Asset Coverage Ratio and Senior Asset Coverage Ratio, each as at the end of such month, duly certified by a Responsible Officer of Borrower, accompanied by a schedule of all Eligible Loans, in form and substance reasonably acceptable to Lender, including, without limitation, the loan amounts, the Value of each Eligible Loan and the names of the Loan Debtors.
(d)    Annual Budget and Projections. Borrower shall furnish to Lender as soon as available, but in no event later than the ninetieth (90th) day after the end of the fiscal year ending on December 31, 2013, a consolidated budget and pro forma financial projections on a month-to- month basis for the fiscal year ending on December 31, 2014.
(e)    Additional Reports and Information. Borrower shall furnish to Lender promptly, such additional information, reports or statements regarding the operations, business affairs and financial condition of Borrower or compliance with the terms of the Financing Documents as Lender may from time to time reasonably request.

5.1.2	Reports to SEC and to Stockholders.
Borrower will furnish to Lender, promptly after the filing or making thereof, at least one (1) copy of all financial statements, reports, notices and proxy statements sent by Borrower to its stockholders, and of all regular and other reports filed by Borrower with any securities exchange or with the SEC. If any such financial statements, reports, notices and proxy statements described in this Section 5.1.2 are filed with the SEC and are publicly available for review on the EDGAR system, then the filing by Borrower of such reports with the SEC shall constitute delivery of such reports to Lender and shall satisfy the corresponding requirements of this Section 5.1.2.

5.1.3	Recordkeeping, Rights of Inspection, Field Examination, Etc.
(a)    Borrower shall, and shall cause each of its Subsidiaries to, maintain a standard system of accounting in accordance with GAAP and keep books of record and account in accordance with GAAP.
(b)    Borrower shall permit authorized representatives of Lender to visit and inspect the properties of Borrower, to review, audit, check and inspect Borrower’s other books of record at any time and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of Borrower, with the officers, directors, employees and other representatives of Borrower and its accountants, all at such times during normal business hours and other reasonable times and as often as Lender may reasonably request; provided that Borrower shall be entitled to have its representatives and advisors present during any such inspection or meeting with its accountants unless an Event of Default has occurred and is

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continuing. Such inspections or audits shall be conducted, at Borrower’s sole cost and expense, no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
(c)    Borrower shall furnish to Lender promptly upon receipt thereof copies of all significant written reports submitted to the management or board of directors of Borrower by Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower delivered by such accountants to the management or board of directors of Borrower (other than periodic reports that Borrower’s independent auditors provide, in the ordinary course, to Borrower’s audit committee).
(d)    Any and all costs and expenses incurred by, or on behalf of, Lender in connection with the conduct of any of the foregoing shall be part of the Enforcement Costs and shall be payable to Lender upon demand. Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of Lender’s employees and agents in, and when, traveling to Borrower’s facilities.

5.1.4	Existence.
Borrower shall (a) maintain its existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction might have a Material Adverse Effect and (b) remain a Registered Organization under the laws of the State of Delaware; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under this Agreement.

5.1.5	Compliance with Laws.
Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable Laws and observe the valid requirements of Governmental Authorities, in each case the noncompliance with or the nonobservance of which might have a Material Adverse Effect.

5.1.6	Preservation of Properties.
Borrower will, and will cause each of its Subsidiaries to, at all times (a) maintain, preserve, protect and keep its material properties, whether owned or leased, in good operating condition, working order and repair (ordinary wear and tear excepted), and from time to time will make all proper repairs, maintenance, replacements, additions and improvements thereto needed to maintain such properties in adequate operating condition, working order and repair, except in each case to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) do or cause to be done all things necessary to preserve and to keep in full force and effect its material franchises and leases of real and personal property, trade names, patents, trademarks, copyrights and permits, in each case which are necessary for the orderly continuance of its business, except in each case to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

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5.1.7	Line of Business.
Borrower will continue to engage substantially only in the business of making Borrower Loans, making, buying and selling investments and providing capital and advisory services to companies and any business ancillary or incidental thereto.

5.1.8	Insurance.
(a)    Borrower shall maintain insurance in such amount and against such risks as are customarily maintained by companies engaged in the same or similar business, operating in the same or similar locations.
(b)    Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

5.1.9	Taxes.
Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, Borrower will, and will cause each of its Subsidiaries, to pay and discharge all federal, state and other material Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof.

5.1.10	ERISA.
Borrower will, and will cause each of its Commonly Controlled Entities to, comply in all material respects with the funding requirements of ERISA with respect to Plans for its or their respective employees. Borrower will not permit with respect to any Plan (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, which results, or could reasonably be expected to result, in material liability to Borrower and/or any Subsidiary, (b) any Reportable Event if there is or would be material liability of Borrower and/or any Subsidiary, or (c) the failure of any Plan intended to be qualified within the meaning of Internal Revenue Code §401(a) to so qualify. Neither Borrower nor any Commonly Controlled Entity will incur any material withdrawal liability with respect to any Multiemployer Plan. Upon Lender’s request, Borrower will deliver to Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan.

5.1.11	Notification of Events of Default and Adverse Developments.
Borrower shall promptly notify Lender upon obtaining knowledge of the occurrence of:
(a)    any Event of Default;
(b)    any Default;
(c)    any litigation instituted or threatened in writing against Borrower and of the entry of any judgment or Lien (other than any Permitted Liens) against any of the assets or

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properties of Borrower where the claims against Borrower exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and are not covered by insurance;
(d)    any event, development or circumstance whereby the financial statements furnished hereunder fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower or any of its Subsidiaries;
(e)    any judicial, administrative or arbitral proceeding pending against Borrower or any of its Subsidiaries and any judicial or administrative proceeding known by Borrower to be threatened against it or any of its Subsidiaries that, if adversely decided, could materially adversely affect the financial condition or operations of Borrower and its subsidiaries taken as a whole;
(f)    the receipt by Borrower or any of its Subsidiaries of any written notice, claim or demand from any Governmental Authority which alleges that Borrower or any Subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act, in each case as would reasonably be expected to result in a Material Adverse Effect; and
(g)    any other development in the business or affairs of Borrower that would reasonably be expected to result in a Material Adverse Effect;
in each case describing in detail satisfactory to Lender the nature thereof and the action Borrower proposes to take with respect thereto.

5.1.12	Financial Covenants.
(a)    Total Asset Coverage Ratio. The Total Asset Coverage Ratio, tested as of the last day of each calendar month, shall be greater than or equal to 4.00:1.00.
(b)    Senior Asset Coverage Ratio. The Senior Asset Coverage Ratio, tested as of the last day of each calendar month, shall be greater than or equal to 3.00:1.00.

5.1.13	Primary Accounts.
Borrower has identified Bank of America as its primary cash management company. For the avoidance of doubt, Borrower is not required to change its existing cash management system, there are no minimum balance requirements and there are no restrictions on setting up accounts within the construct of its existing relationships to execute on its business plan.

5.1.14	Listing of Securities.
Borrower shall take all action necessary to continue the listing and trading of its common shares on nationally recognized securities exchange.

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Section 5.2    Negative Covenants.
So long as any of the Obligations or the Commitments shall be outstanding hereunder, Borrower agrees with Lender as follows:

5.2.1	Capital Structure, Merger, Acquisition or Sale of Assets.
Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Borrower will not acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of Borrower. Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding assets (including cash, Cash Equivalents and Portfolio Investments) sold or disposed of in the ordinary course of business of Borrower (including to make expenditures of cash in the normal course of the day-to-day business activities of Borrower).
Notwithstanding the foregoing provisions of this Section:

(a)    any Subsidiary of Borrower may be merged or consolidated with or into Borrower;
(b)    any Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower;
(c)    the capital stock of any Subsidiary of Borrower may be sold, transferred or otherwise disposed of to Borrower;
(d)    Borrower may sell, transfer or otherwise dispose of Portfolio Investments so long as prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans), Borrower is in compliance with the financial covenants set forth in Section 5.1.12 on a pro forma basis;
(e)    Borrower may merge or consolidate with any other Person in connection with an acquisition of another Person (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by Borrower pursuant to the terms of this Agreement, in each case so long as (i) Borrower is the continuing or surviving entity in such transaction, (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing, (iii) at the time thereof and after giving effect thereto, Borrower is in compliance with the financial covenants set forth in Section 5.1.12 on a pro forma basis, (iv) Lender shall have received a description of the material terms of such acquisition, audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, consolidated projected income statements of Borrower (giving effect to such acquisition), and not less than five (5) Business Days prior to the consummation of such acquisition, a certificate in form and substance satisfactory to Lender

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executed by a Responsible Officer of Borrower certifying that such acquisition complies with the requirements of this Agreement, and (v) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of Borrower and the Target; and
(f)    So long as at the time thereof and after giving effect thereto, (i) no Default shall have occurred or be continuing, and (ii) Borrower is in compliance with the financial covenants set forth in Section 5.1.12 on a pro forma basis, Borrower may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed Two Million Dollars ($2,000,000) in any fiscal year.

5.2.2	Negative Pledge.
(a)    Borrower shall not convey, or incur, create, assume, suffer or permit to exist any Lien (other than a Lien in favor of Lender) on any Portfolio Loan Assets, other than Liens specified in clauses (a), (b) and (f) of “Permitted Liens”, as defined in Section 1.1.
(b)    Borrower will not enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any Portfolio Loan Assets, whether now owned or hereafter acquired, except the following: (a) this Agreement and the other Financing Documents, and (b) Transfer Limitations or (c) with respect to Liens specified in clauses (a), (b) and (f) of “Permitted Liens”, as defined in Section 1.1.

5.2.3	Restricted Payments.
Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    Borrower may declare and pay dividends with respect to the equity interests of Borrower payable solely in additional shares of Borrower’s common stock;
(b)    Borrower may declare and pay dividends and distributions in either case in cash or other property (excluding for this purpose Borrower’s common stock) in or with respect to any taxable year of Borrower (or any calendar year, as relevant) in amounts not to exceed the higher of (x) the net investment income of Borrower for the applicable fiscal year determined in accordance with GAAP and as specified in the financial statements of Borrower for such fiscal year and (y) 125% of the amounts that are required to be distributed to: (i) allow Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Internal Revenue Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Internal Revenue Code (or any successor thereto), or (B) its net capital gain pursuant to Section 852(b)(3) of the Internal Revenue Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year

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imposed pursuant to Section 4982 of the Internal Revenue Code (or any successor thereto) (such higher amount of (x) and (y), the “Required Payment Amount”);
(c)    Borrower may make Restricted Payments if (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such Restricted Payment, Borrower would remain in compliance with all financial covenants set forth in Section 5.1.12 on a pro forma basis; and
(d)    Borrower may repurchase shares of its common stock pursuant to any stock repurchase program that qualifies under Rule 10b-18 under the Securities Exchange Act of 1934 (as amended).
For the avoidance of doubt, Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it..

5.2.4	Indebtedness.
Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, except:
(a)    the Obligations;
(b)    accounts payable arising in the ordinary course;
(c)    Indebtedness secured by Permitted Liens;
(d)    Indebtedness of (i) Borrower owing to any of its Subsidiaries, and (ii) any Subsidiary owing to Borrower or any other Subsidiary;
(e)    Indebtedness in respect of any bankers’ acceptance, bank guarantee, letter of credit, warehouse receipt or similar facility entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(f)    Guarantees of Borrower or any Subsidiary in respect of any Indebtedness of Borrower or any Subsidiaries that is permitted to be incurred under this Agreement;
(g)    Guarantees (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees and (ii) otherwise constituting investments permitted hereunder;
(h)    Indebtedness in respect of Capital Leases, synthetic lease obligations and purchase money obligations for fixed or capital assets provided the aggregate amount of Indebtedness under this clause (h) shall not exceed Five Million Dollars ($5,000,000) in the aggregate outstanding at any time;

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(i)    Indebtedness listed on Schedule 3.1.12 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(j)    obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, hedge agreement or similar arrangement; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, revenues, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract, hedge agreement or similar arrangement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(k)    deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(l)    (i) unsecured additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (l) shall not at any time exceed Two Million Dollars ($2,000,000);
(m)    unsecured Indebtedness in respect of obligations of Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in the ordinary course of business;
(n)    Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with any acquisition, other investments or disposition permitted hereunder;
(o)    Indebtedness of Borrower or any Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;
(p)    Indebtedness representing severance payments or deferred compensation to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Borrower and the Subsidiaries incurred in the ordinary course of business;
(q)    Unsecured Indebtedness consisting of promissory notes issued by Borrower or any Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators,

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heirs, legatees or distributees) to finance the purchase or redemption of equity interests of Borrower permitted hereunder; and
(r)    cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and other cash management and similar arrangements in the ordinary course of business.

5.2.5	Investments, Loans and Other Transactions.
Except as otherwise provided in this Agreement, Borrower will not, and will not permit any of its Subsidiaries to, (a) make, assume, acquire or continue to hold any investment in any real property (unless used in connection with its business and treated as a Fixed or Capital Asset of Borrower or the Subsidiary) or any Person, whether by stock purchase, capital contribution, acquisition of indebtedness of such Person or otherwise (including, without limitation, investments in any joint venture or partnership), (b) guaranty or otherwise become contingently liable for the Indebtedness or obligations of any Person (except as permitted under Section 5.2.4), or (c) make any loans or advances, or otherwise extend credit to any Person, except:
(a)    Borrower Loans or other loans to third parties in the ordinary course of Borrower’s or such Subsidiary’s business;
(b)    the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(c)    any investment in cash or Cash Equivalents;
(d)    trade credit extended to customers in the ordinary course of business;
(e)    so long as no Event of Default has occurred and is continuing at the time of such investment or loan or would result from such investment or loan, investments in SBIC Fund of up to Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) in the aggregate during the term of this Agreement to support a second license or expansion of SBIC Fund;
(f)    operating deposit accounts with banks;
(g)    (i) investments by Borrower in any subsidiary outstanding on the date hereof, (ii) investments by Subsidiaries of Borrower in Borrower or other subsidiaries and (iii) so long as no Default has occurred and is continuing or would result from such investment, additional investments by Borrower in subsidiaries in an aggregate amount invested from the date hereof not to exceed Fifteen Million Dollars ($15,000,000);
(h)    Portfolio Investments by Borrower and its Subsidiaries to the extent such Portfolio Investments are permitted under the Investment Company Act (to the extent such applicable Person is subject to the Investment Company Act);

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(i)    equity interests in (or capital contributions) subsidiaries formed or acquired after the date hereof;
(j)    additional investments up to but not exceeding One Million Dollars ($1,000,000) in the aggregate (for purposes of this clause (j), the aggregate amount of an investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such investment, minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such investment; provided that in no event shall the aggregate amount of any investment be less than zero, and provided further that the amount of any investment shall not be reduced by reason of any write-off of such investment, nor increased by way of any increase in the amount of earnings retained in the Person in which such investment is made that have not been dividended, distributed or otherwise paid out);
(k)    loans and advances to officers, directors and employees of Borrower or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of equity interests of Borrower or any of its Subsidiaries to the extent that the amount of such loans and advances are contributed to Borrower or any such Subsidiary in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed Two Million Dollars ($2,000,000);
(l)    investments existing on, or contemplated as of, the date hereof and listed on Schedule 3.1.10 and any extensions, renewals or reinvestments thereof;
(m)    investments received in connection with the bankruptcy or reorganization of suppliers or customers or Portfolio Investments and in settlement of delinquent obligations of, and other disputes with, customers or Portfolio Investments arising in the ordinary course of business or upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment; and
(n)    investments permitted under clauses (ii) and (v) of Section 5.2.8.

5.2.6	Stock of Subsidiaries.
Borrower will not sell or otherwise dispose of any shares of capital stock of any Subsidiary (except in connection with a merger or consolidation of a Wholly Owned Subsidiary into Borrower or another Wholly Owned Subsidiary or with the dissolution of any Subsidiary) to any unaffiliated third party unless Borrower receives fair market value for such capital stock.

5.2.7	Liens.
Borrower agrees that it will not create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or permit any Subsidiary so to do, except for Permitted Liens and Liens on equity interests in any SBIC Fund created in favor of the SBA.

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5.2.8	Transactions with Affiliates.
Borrower and its Subsidiaries will not enter into or participate in any transaction with any Affiliate except (i) transactions in the ordinary course of business at prices and on terms not materially less favorable to Borrower or such Subsidiary than could be obtained at the time on an arm’s-length basis from unrelated third parties, (ii) transactions between or among Borrower and any SBIC Fund, Structured Subsidiary or “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of Borrower at prices and on terms and conditions not materially less favorable than could be obtained at the time on an arm’s-length basis from unrelated third parties, (iii) compensation or employment, separation and severance of officers, directors or employees in the ordinary course of business, (iv) maintenance of benefit programs or arrangements with employees, officers and directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (v) to pay indemnification claims of officers and directors of Borrower and its subsidiaries, (vi) employment agreements and indemnification payments or arrangements pursuant to organizational documents, (vii) restricted payments permitted by Section 5.2.3, (viii) existing transactions with Affiliates as set forth in Schedule 5.2.8, and (ix) transactions made in accordance with the requirements of an effective SEC exemptive order or no-action letter or the Investment Company Act.

5.2.9	Other Businesses.
Borrower and its Subsidiaries will not engage substantially in any business other than the line of business described in Section 5.1.7.

5.2.10	ERISA Compliance.
Neither Borrower nor any Commonly Controlled Entity shall: (a) engage in or permit any prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) with respect to any Plan if such event would result in material liability to the Plan, Borrower or any Commonly Controlled Entity, (b) fail to satisfy the minimum funding requirements with respect to any Plan; (c) terminate any Plan (other than a standard termination) if such termination would result in material liability to Borrower or any Commonly Controlled Entity; (d) terminate or consent to the termination of any Multiemployer Plan if such event would result in material liability to Borrower or any Commonly Controlled Entity; (e) incur a complete or partial withdrawal with respect to any Multiemployer Plan if such event would result in material liability to Borrower or any Commonly Controlled Entity; or (f) permit any Plan intended to qualify within the meaning of Internal Revenue Code §401(a) from so qualifying.

5.2.11	Method of Accounting; Fiscal Year.
Borrower will not:
(a)    change the method of accounting employed in the preparation of any financial statements furnished to Lender under the provisions of Section 5.1.1 (Financial Statements), unless required to conform to GAAP.

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(b)    change its fiscal year from a year ending on December 31.

5.2.12	Reserved.

5.2.13	Sanctions.
Borrower shall not permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including Lender) of any Sanctions.
ARTICLE VI
DEFAULT AND RIGHTS AND REMEDIES
Section 6.1    Events of Default.
The occurrence of any one or more of the following events shall constitute an “Event of Default” under the provisions of this Agreement:

6.1.1	Failure to Pay.
The failure of Borrower to pay (a) any principal of any Loan as and when due and payable in accordance with the provisions of this Agreement, the Notes and/or any of the other Financing Documents, or (b) any interest or other Obligations within three (3) days of when due and payable in accordance with the provisions of this Agreement, the Notes and/or any of the other Financing Documents.

6.1.2	Breach of Representations and Warranties.
Any representation or warranty made in this Agreement or in any report, statement, schedule, certificate, financial statement or other document furnished in connection with this Agreement, any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading in any material respect as of the date made.

6.1.3	Failure to Comply with Covenants.
The failure of Borrower to perform, observe or comply with any covenant, condition or agreement contained in Sections 5.1.1, 5.1.7, 5.1.11, 5.1.12, 5.1.13, 5.1.14, or Section 5.2 of this Agreement.

6.1.4	Failure to Comply with Covenants.
The failure of Borrower to perform, observe or comply with any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 6.1.1 and 6.1.3 above) or any other Financing Document and such failure shall remain unremedied for thirty (30) days.

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6.1.5	Receiver; Bankruptcy.
Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section or any order, judgment or decree by any court of competent jurisdiction or any Governmental Authority enjoining or otherwise prohibiting the operation of a material portion of Borrower’s or any Material Subsidiary’s business or the use or disposition of a material portion of Borrower’s or any Material Subsidiary’s assets, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts as they mature, or (vii) take any action for the purpose of effecting any of the foregoing.

6.1.6	Involuntary Bankruptcy, etc.
An order for relief shall be entered in any involuntary case brought against Borrower or any Material Subsidiary under the Bankruptcy Code, or (b) any such case shall be commenced against Borrower or any Material Subsidiary and shall not be dismissed within sixty (60) days after the filing of the petition, or (c) an order, judgment or decree under any other Law is entered by any court of competent jurisdiction or by any other Governmental Authority on the application of a Governmental Authority or of a Person other than Borrower or any Material Subsidiary (i) adjudicating Borrower, or any Material Subsidiary bankrupt or insolvent, or (ii) appointing a receiver, trustee or liquidator of Borrower or of any Material Subsidiary, or of a material portion of Borrower’s or any Material Subsidiary’s assets, or (iii) enjoining, prohibiting or otherwise limiting the operation of a material portion of Borrower’s or any Material Subsidiary’s business or the use or disposition of a material portion of Borrower’s or any Material Subsidiary’s assets, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days from the date entered.

6.1.7	Judgment.
Unless adequately insured in the opinion of Lender, the entry of a final non-appealable judgment for the payment of money involving more than Three Million Dollars ($3,000,000) against Borrower or any Subsidiary, and the failure by Borrower or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

6.1.8	Default Under Other Borrowings.
Default shall be made with respect to any Indebtedness for Borrowed Money (other than the Loans)  in an aggregate outstanding principal amount in excess of Three Million Dollars ($3,000,000) if the default is a failure to pay at maturity or if the effect of such default is

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to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity.

6.1.9	Challenge to Agreements.
Borrower shall challenge the validity and binding effect of any provision of any of the Financing Documents or shall state its intention to make such a challenge of any of the Financing Documents or any of the Financing Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective.

6.1.10	Change of Control.
A Change of Control shall occur.

6.1.11	Liquidation, Termination, Dissolution, etc.
Borrower shall liquidate, dissolve or terminate its existence or shall suspend or terminate a substantial portion of its business operations.
Section 6.2    Remedies.
Upon the occurrence of any Event of Default, Lender may, in the exercise of its sole and absolute discretion from time to time, at any time thereafter exercise any one or more of the following rights, powers or remedies:

6.2.1	Acceleration.
Lender may declare any or all of the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which Borrower hereby waives.

6.2.2	Further Advances.
Lender may from time to time without notice to Borrower suspend, terminate or limit any further advances, loans or other extensions of credit under the Commitments, under this Agreement and/or under any of the other Financing Documents. Further, upon the occurrence of an Event of Default or Default specified in Section 6.1.5 (Receiver; Bankruptcy) or Section 6.1.6 (Involuntary Bankruptcy, etc.), the Revolving Credit Commitment and any agreement in any of the Financing Documents to provide additional credit shall immediately and automatically terminate and the unpaid principal amount of the Notes (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower.

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6.2.3	Performance by Lender.
During the continuance of an Event of Default, Lender without notice to or demand upon Borrower and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower, and Borrower hereby irrevocably appoints Lender as its attorney-in-fact to do so, with power of substitution, in the name of Lender or in the name of Borrower or otherwise, for the use and benefit of Lender, but at the cost and expense of Borrower and without notice to Borrower. All sums so paid or advanced by Lender together with interest thereon from the date of payment, advance or incurring until paid in full at the Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by Borrower to Lender on demand, and shall constitute and become a part of the Obligations.

6.2.4	Other Remedies.
Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. Upon an Event of Default, in accordance with Section 2.2.7, Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, Lender or any Affiliate of Lender.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Notices.
All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:
Borrower:    MCG Capital Corporation
1001 19th Street North
10th Floor
Arlington, Virginia  22209
Attention: Tod Reichert
Email: treichert@mcgcapital.com

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Lender:	Bank of America, N.A.
1101 Wootton Parkway
Rockville, Maryland 20852
Attention: Larry A. Van Sant, Vice President
Email larry.van_sant@baml.com
By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.
Section 7.2    Amendments; Waivers.
This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by Lender and Borrower. No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by Lender. No course of dealing between Borrower and Lender and no act or failure to act from time to time on the part of Lender shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws.
Section 7.3    Cumulative Remedies.
The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as Lender shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws. In order to entitle Lender to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement.
Section 7.4    Severability.
In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:
(a)    the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;
(b)    the obligation to be fulfilled shall be reduced to the limit of such validity;
(c)    if such provision or part thereof pertains to repayment of the Obligations consisting of principal or interest on the Revolving Loan, then, at the sole and absolute discretion of Lender, all of the Obligations of Borrower to Lender shall become immediately due and payable; and

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(d)    if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.
Section 7.5    Assignments by Lender.
Lender may, without notice to or consent of Borrower, assign to any Person (each an “Assignee” and collectively, the “Assignees”) all or a portion of Lender’s Commitment; provided, however, that the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Lender within five (5) Business Days after having received notice thereof; provided, further, that in the case of such partial assignment, this Agreement shall be amended as mutually agreed by Borrower and Lender. Lender and its Assignee shall notify Borrower in writing of the date on which the assignment is to be effective (the “Adjustment Date”). On or before the Adjustment Date, Lender, Borrower and the Assignee shall execute and deliver a written assignment agreement in a form acceptable to Lender, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment. Upon the request of Lender following an assignment made in accordance with this Section 7.5, Borrower shall issue new Notes to Lender and its Assignee reflecting such assignment, in exchange for the existing Notes held by Lender.
Section 7.6    Participations by Lender.
Lender may at any time sell to one or more financial institutions (each, a “Participant”) participating interests in any of Lender’s Obligations or Commitments; provided, however, that (a) no such participation shall relieve Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Financing Documents. No Participant shall have any voting rights hereunder. If Lender sells a participation, it shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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Section 7.7    Treatment of Certain Information; Confidentiality.
Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d)  in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (f) with the consent of Borrower, or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower.
For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses (including, without limitation, any Portfolio Investments), other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 7.8    Successors and Assigns.
This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.
Section 7.9    Continuing Agreements.
All covenants, agreements, representations and warranties made by Borrower in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by Lender of the Loans, and the execution and delivery of the Notes, shall be binding upon Borrower regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid.

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Section 7.10    Enforcement Costs.
Borrower shall pay to Lender on demand all Enforcement Costs, together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. Enforcement Costs shall be immediately due and payable at the time advanced or incurred, whichever is earlier. Without implying any limitation on the foregoing, Borrower agrees, as part of the Enforcement Costs, to pay upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.
Section 7.11    Applicable Law; Jurisdiction.

7.11.1	Applicable Law.
Borrower and Lender each agree that the Financing Documents, including, this Agreement, shall be governed by the Laws of the State, as if each of the Financing Documents and this Agreement had each been executed, delivered, administered and performed solely within the State even though for the convenience and at the request of Borrower, one or more of the Financing Documents may be executed elsewhere. Lender acknowledges, however, that remedies under certain of the Financing Documents that relate to property outside the State may be subject to the laws of the state in which the property is located.

7.11.2	Submission to Jurisdiction.
Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Borrower and may be enforced in any court in which Borrower is subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon Borrower in one of the manners specified in this Section or as otherwise permitted by applicable Laws.

7.11.3	Service of Process.
Borrower and Lender each hereby consent to process being served in any suit, action or proceeding of the nature referred to in this Section by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at Borrower’s address designated in or pursuant to Section 7.1 (Notices), and irrevocably agree that such service (y) shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding, and (z) shall, to the fullest extent permitted by law, be taken and

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held to be valid personal service. Nothing in this Section shall affect the right of Lender to serve process in any manner otherwise permitted by law or limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.
Section 7.12    Duplicate Originals and Counterparts.
This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.
Section 7.13    Headings.
The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
Section 7.14    No Agency.
Nothing herein contained shall be construed to constitute Borrower as Lender’s agent for any purpose whatsoever or to permit Borrower to pledge any of the credit of Lender. Lender shall not, by anything herein or in any of the Financing Documents or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.
Section 7.15    Date of Payment.
Should the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.
Section 7.16    Entire Agreement.
This Agreement is intended by Lender and Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither Lender nor Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.
Section 7.17    Waiver of Trial by Jury.
BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, OR (B) ANY OF THE FINANCING DOCUMENTS. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS

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AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.
This waiver is knowingly, willingly and voluntarily made by Borrower and Lender, and Borrower and Lender hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Borrower and Lender further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.
Section 7.18    Liability of Lender.
Borrower hereby agrees that Lender shall not be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by Lender in making examinations, investigations or collections provided that Lender selects such accountant, examiner, agency or attorney in its reasonable good faith discretion.
By inspecting any properties of Borrower or by accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Agreement or any of the other Financing Documents, Lender shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Lender.
Section 7.19    Tax Matters.

7.19.1	Status of Lender.
If Lender (including any of its successors and assigns) is entitled to an exemption from or reduction of withholding Tax with respect to payments made in respect of any Loan or under this Agreement, Lender shall, to the extent it may lawfully do so, deliver to Borrower, prior to the receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender shall, if requested by Borrower, deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender; provided, that this sentence shall not apply with respect to the completion, execution and submission of IRS Form W-9, W-8 (as applicable) or any documentation described in Section 7.19.2 hereof.

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7.19.2	FATCA.
If a payment to made to Lender under any Loan or this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by Law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7.19.2, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Section 7.20    Indemnification.
Borrower agrees to indemnify and hold harmless, Lender, Lender’s parent and Affiliates and Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable and documented attorney’s fees of one outside counsel for Lender and any special and local counsel, if any, engaged by Lender, and out-of-pocket costs and out-of-pocket costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default (b) the use by Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by Borrower in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from (x) the gross negligence, willful misconduct or unlawful actions of such Indemnified Party or (y) a breach in bad faith by such Indemnified Party's obligations hereunder or under any other Financing Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
Section 7.21    Electronic Transmission of Data.
Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees

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that there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers. Lender shall not have any liability to Borrower for any claim, damage or loss arising out of Borrower’s or Lender’s electronic transmission of data, so long as such electronic transmission remains subject to confidentiality provisions in Section 7.7, except to the extent that such claims, damages or losses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of Lender.
Section 7.22    USA PATRIOT ACT.
Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS OR ATTEST:	MCG CAPITAL CORPORATION
/s/ Kara Parmelee	By: /s/ B. Hagen Saville (Seal)
Name: B. Hagen Saville
Title: Chief Executive Officer
WITNESS:	BANK OF AMERICA, N.A.
/s/ Deidre Vollmer	By: /s/ Larry A. Van Sant (Seal)
Name: Larry A. Van Sant
Title: Vice President

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LIST OF EXHIBITS
A.    Revolving Credit Note
B.    Form of Compliance Certificate

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LIST OF SCHEDULES
Schedule 1.1.1     Permitted Liens
Schedule 3.1.1        Subsidiaries
Schedule 3.1.9     Litigation
Schedule 3.1.10    Financial Condition
Schedule 3.1.12    Other Indebtedness
Schedule 5.2.8        Transactions with Affiliates

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Schedule 1.1.1
PERMITTED LIENS
None.

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Schedule 3.1.1

SUBSIDIARIES

None.

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Schedule 3.1.9

LITIGATION
None.

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Schedule 3.1.10
FINANCIAL CONDITION
See Form 10-Q

New Investments and Advances between 9/30/2012 and 11/19/2012:
Midwest Technical Institute
Chase Doors Holdings, Inc.
Color Star Growers
ShowPlex Cinemas
Miles Media

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Schedule 3.1.12
OTHER INDEBTEDNESS
See Form 10-Q
Indebtedness pursuant to that certain Sublease dated as of August 15, 2012, by and between MCG Capital Corporation and FBR & CO.

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Schedule 5.2.8
TRANSACTIONS WITH AFFILIATES
Third Amended and Restated Registration Rights Agreement by and among MCG Capital Corporation and certain stockholders dated as of November 28, 2001
MCG Capital Corporation Dividend Reinvestment Plan
MCG Capital Corporation Third Amended and Restated 2006 Non-Employee Director Restricted Stock Plan
MCG Capital Corporation Third Amended and Restated 2006 Employee Restricted Stock Plan
Form of Restricted Stock Agreement for Non-Employee Members of the Board of Directors (pursuant to the Third Amended and Restated 2006 Non-Employee Director Restricted Stock Plan)
Form of Restricted Stock Agreement for Employees (pursuant to the Third Amended and Restated 2006 Employee Restricted Stock Plan)
Form of Restricted Stock Agreement for MCG Executive Employees (pursuant to the Third Amended and Restated 2006 Employee Restricted Stock Plan)
Restricted Stock Agreement by and between MCG Capital Corporation and B. Hagen Saville, dated November 21, 2006
MCG Capital Corporation 2011 Retention Program, dated August 2, 2011
MCG Capital Corporation 2011 Severance Pay Plan, dated August 3, 2011
Amendment No. 1 to MCG Capital Corporation 2011 Severance Pay Plan, dated March 15, 2012
Amendment No. 2 to MCG Capital Corporation 2011 Severance Pay Plan, dated July 27, 2012
Form of Restricted Stock Agreement for Employees (pursuant to the 2011 Retention Program)
MCG Capital Corporation 2012 Annual Incentive Cash Bonus Plan
Employment Agreement by and between MCG Capital Corporation and B. Hagen Saville, dated as of September 18, 2006
Amendment to Employment Agreement by and between MCG Capital Corporation and B. Hagen Saville, dated as of December 31, 2008
Amendment to Employment Agreement by and between MCG Capital Corporation and B. Hagen Saville, dated as of November 1, 2012

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REVOLVING CREDIT NOTE

$20,000,000	McLean, Virginia
November 21, 2012

FOR VALUE RECEIVED, MCG CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A., a national banking association, its successors and assigns (the “Lender”), the principal sum of TWENTY MILLION DOLLARS ($20,000,000) (the “Principal Sum”), or so much thereof as has been or may be advanced/readvanced to or for the account of the Borrower pursuant to the terms and conditions of the Financing Agreement (as hereinafter defined), together with interest thereon at the rate or rates hereinafter provided, in accordance with the following. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Financing Agreement.
1.Interest.
The unpaid Principal Sum shall accrue interest at the rate set forth in the Financing Agreement.
2.    Payments.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Financing Agreement. If any amount is not paid in full when due hereunder after giving effect to all grace periods, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Financing Agreement.
3.    Prepayment.
The Borrower may prepay the Principal Sum in whole or in part without premium or penalty.
4.    Financing Agreement and Other Financing Documents.
This Note is the “Revolving Credit Note” described in a Financing Agreement of even date herewith by and between the Borrower and the Lender (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the “Financing Agreement”). The indebtedness evidenced by this Note is included within the meaning of the term “Obligations” as defined in the Financing Agreement.
5.    Events of Default.
Upon the occurrence and continuation of any Event of Default under the Financing Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Financing Agreement.

6.    Miscellaneous.
The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
7.    Applicable Law.
The Borrower acknowledges and agrees that this Note shall be governed by the laws of the Commonwealth of Virginia, even though for the convenience and at the request of the Borrower, this Note may be executed elsewhere.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized officers as of the date first written above.

WITNESS OR ATTEST:	MCG CAPITAL CORPORATION

_________________________	By:__________________________(Seal)
Name: B. Hagen Saville
Title: Chief Executive Officer

EXHIBIT B
COMPLIANCE CERTIFICATE
THIS CERTIFICATE is made as of __________________, 201_, by MCG CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), to BANK OF AMERICA, N.A., a national banking association (the “Lender”), pursuant to Section 5.1.1 of the Financing Agreement dated November 21, 2012 (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the “Financing Agreement”) by and between the Borrower and the Lender.
I, ____________________, hereby certify that I am the ______________ of the Borrower and am a Responsible Officer (as that term is defined in the Financing Agreement) authorized to certify to the Lender on behalf the Borrower as follows (it being understood that such certification is being made solely in my capacity as ________________ of the Borrower and not in any individual capacity) that:
1.    This Certificate is given to induce the Lender to make advances to the Borrower under the Financing Agreement.
2.    This Certificate accompanies the _____________ financial statements for the period ended ___________________, 201__ (the “Current Financials”) which the Borrower is furnishing to the Lender pursuant to Section 5.1.1(__) of the Financing Agreement. The Current Financials have been prepared in accordance with GAAP (as that term is defined in the Financing Agreement).
3.    Attached hereto as Schedule 1, is a computation of each financial covenant in the Financing Agreement which is applicable for the period reported.
4.    To the best of my knowledge, on the date hereof, no Default exists, or if any Default exists, a description of the Default is set forth on Schedule 2 attached hereto, along with the action the Borrower proposes to take with respect thereto.
5.    On the date hereof, to the best of my knowledge, the representations and warranties contained in Article III of the Financing Agreement are true in all material respects, except to the extent any such representation and warranty relates to a specific date, in which case such representation and warranty is true and correct in all material respects as of such specific date..
WITNESS my signature this _____ day of ____________, 201_.

Borrower:
MCG CAPITAL CORPORATION

By:__________________________(SEAL)
Name:
Title:

Schedule 1 TO COMPLIANCE CERTIFICATE
[See attached]

SCHEDULE 2 TO COMPLIANCE CERTIFICATE